                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.   )

Filed by the Registrant [X]

Filed by a party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                            VINTAGE PETROLEUM, INC.
              --------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                NOT APPLICABLE
    -----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:
                         -------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
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     (2)  Form, Schedule or Registration Statement No.:
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



                            VINTAGE PETROLEUM, INC.
    [LOGO]                 4200 ONE WILLIAMS CENTER
                            TULSA, OKLAHOMA  74172

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 13, 1997


To the Stockholders of
 VINTAGE PETROLEUM, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Vintage Petroleum, Inc., a Delaware corporation (the "Company"), will be held in the Green Room on the 9th Floor, Bank of Oklahoma Tower, One Williams Center, Tulsa, Oklahoma, on Tuesday, May 13, 1997, at 10:00 a.m., local time, for the following purposes:

     1.   To elect one director to Class I for a three-year term;

     2. To consider and act upon a proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, $.005 par value per share, from 40,000,000 to 80,000,000;

     3. To consider and act upon a proposal to ratify the appointment of Arthur Andersen LLP as the independent auditor of the Company for 1997; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 25, 1997, as the record date for the meeting, and only holders of the Company's Common Stock of record at such time will be entitled to vote at the meeting or any adjournment thereof. A complete list of the stockholders entitled to vote at the meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of 10 days prior to the date of the meeting at the offices of the Company and at the time and place of the meeting.

                                         By Order of the Board of Directors,



                                         William C. Barnes
                                         Secretary

Tulsa, Oklahoma
March 31, 1997

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                            VINTAGE PETROLEUM, INC.
      [LOGO]               4200 ONE WILLIAMS CENTER
                            TULSA, OKLAHOMA  74172

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 13, 1997


                    SOLICITATION AND REVOCATION OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Vintage Petroleum, Inc., a Delaware corporation (the "Company"), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on May 13, 1997, or at any adjournment thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement and accompanying proxy were first forwarded on or about March 31, 1997, to stockholders of record on March 25, 1997.

     If the accompanying proxy is properly executed and returned, the shares represented by the proxy will be voted at the Annual Meeting. If a stockholder indicates in his or her proxy a choice with respect to any matter to be acted upon, that stockholder's shares will be voted in accordance with such choice. If no choice is indicated, such shares will be voted "FOR" (a) the election of the nominee for director listed below, (b) the approval of the amendment to the Company's Restated Certificate of Incorporation, and (c) the ratification of the appointment of the independent auditor. A stockholder giving a proxy may revoke it by giving written notice of revocation to the Secretary of the Company at any time before it is voted, by executing another valid proxy bearing a later date and delivering such proxy to the Secretary of the Company prior to or at the Annual Meeting, or by attending the Annual Meeting and voting in person.

     The expenses of this proxy solicitation, including the cost of preparing and mailing this Proxy Statement and accompanying proxy will be borne by the Company. Such expenses will also include the charges and expenses of banks, brokerage firms, and other custodians, nominees or fiduciaries for forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. Solicitation of proxies may be made by mail, telephone, personal interviews or by other means by the Board of Directors or employees of the Company who will not be additionally compensated therefor, but who may be reimbursed for their out-of-pocket expenses in connection therewith.

                         STOCKHOLDERS ENTITLED TO VOTE

     Stockholders of record at the close of business on March 25, 1997 (the "Record Date"), will be entitled to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 25,714,443 shares of Common Stock, par value $.005 per share (the "Common Stock"), of the Company. Each share of Common Stock is entitled to one vote. There is no cumulative voting with respect to the election of directors. The presence in person or by proxy of the holders of a majority of the shares issued and outstanding at the Annual Meeting and entitled to vote will constitute a quorum for the transaction of business. Votes withheld from nominees for directors, abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached. Votes will be tabulated by an inspector of election appointed by the Board of Directors of the Company. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will have the effect of a negative vote. Abstentions, which may be specified on all proposals except the election of directors, will have the effect of a negative vote. Under applicable

Delaware law, a broker non-vote will have no effect on the outcome of the election of directors or the ratification of the appointment of the independent auditor. With regard to the approval of the amendment to the Company's Restated Certificate of Incorporation, a broker non-vote will have the effect of a negative vote.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation (the "Charter") of the Company provides that the Board of Directors of the Company (the "Board of Directors") shall consist of not less than three nor more than fifteen directors, as determined from time to time by resolution of the Board of Directors. The number of directors is currently fixed at seven. The Board of Directors is divided into three approximately equal classes. The terms of such classes are staggered so that only one class is elected at the annual meeting of stockholders each year for a three-year term. The term of the Class I directors, consisting of only William C. Barnes because the other Board position in Class I is currently vacant, will expire at the Annual Meeting, and the accompanying proxy solicits your vote for one Class I director. Such Board vacancy is not being filled at the Annual Meeting. The Charter and the Company's By-laws provide that any vacancies may be filled by the affirmative vote of a majority of the remaining directors. The Board of Directors has not identified anyone to fill the vacancy. The terms of the Class II directors and the Class III directors will expire at the annual meeting of stockholders to be held in 1998 and 1999, respectively.

     The Board of Directors has nominated William C. Barnes for re-election as a Class I director. The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Mr. Barnes. Should Mr. Barnes become unable for any reason to stand for election as a director of the Company, it is intended that the persons named in such proxy will vote for the election of such other person as the Board of Directors may recommend. The Company knows of no reason why Mr. Barnes will be unavailable or unable to serve.

     The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the election of directors. The Board of Directors recommends a vote "FOR" the following nominee for director.

NOMINEE FOR DIRECTOR

                                    CLASS I
                            (TERM EXPIRES MAY 2000)

     WILLIAM C. BARNES, age 42. Mr. Barnes, a certified public accountant, has been a Director, Treasurer and Secretary of the Company since April 1987, an Executive Vice President of the Company since March 1994 and Chief Financial Officer of the Company since May 1990. He was also a Senior Vice President of the Company from May 1990 to March 1994 and Vice President - Finance of the Company from January 1984 to May 1990. From November 1982 to December 1983, Mr. Barnes was an audit manager for Arthur Andersen & Co., an independent public accounting firm, where he dealt primarily with clients in the oil and gas industry. He was Assistant Controller - Finance of Santa Fe-Andover Oil Company (formerly Andover Oil Company), an independent oil and gas company ("Andover"), from December 1980 to November 1982. From June 1976 to December 1980, he was an auditor with Arthur Andersen & Co., where he dealt primarily with clients in the oil and gas industry. Mr. Barnes has a B.S. Degree in Business Administration from Oklahoma State University.

     The other Board position in Class I is currently vacant.

DIRECTORS CONTINUING IN OFFICE

                                    CLASS II
                            (TERM EXPIRES MAY 1998)

     JO BOB HILLE, age 55. Mr. Hille, a co-founder of the Company, has been a Director of the Company since June 1983, Chief Executive Officer of the Company since March 1994 and Vice Chairman of the Board of Directors of the Company since September 1995. He was also President of the Company from May 1990 to September 1995, Chief Operating Officer of the Company from April 1987 to March 1994, Executive Vice President of the Company from June 1983 to May 1990 and Treasurer and Secretary of the Company from June 1983 to April 1987. From August 1972 to March 1983, Mr. Hille was employed by Andover, where he served at various times primarily as Executive Vice President and Vice President-Operations. Mr. Hille has a B.S. Degree in Petroleum Engineering from the University of Tulsa, and has approximately 31 years of oil and gas experience.

     BRYAN H. LAWRENCE, age 54. Mr. Lawrence has been a Director of the Company since January 1987. He has been employed by Dillon, Read & Co. Inc., an investment banking firm ("Dillon Read"), since January 1966 and is currently a Managing Director. Mr. Lawrence also serves as a Director of D & K Wholesale Drug, Inc., Hallador Petroleum Company, TransMontaigne Oil Company and Willbros Group, Inc. (each a United States public company), Benson Petroleum Ltd. and Cavell Energy Corp. (each a Canadian public company) and certain non-public companies in which affiliates of Dillon Read hold equity interests including Meenan Oil Co., Inc., Fintube Limited Partnership, Interenergy Corporation, PetroSantander Inc., Strega Energy, Inc. and Savoy Energy, L.P. Mr. Lawrence is a graduate of Hamilton College and also has an M.B.A. from Columbia University.

                                   CLASS III
                            (TERM EXPIRES MAY 1999)

     CHARLES C. STEPHENSON, JR., age 60. Mr. Stephenson, a co-founder of the Company, has been a Director since June 1983 and Chairman of the Board of Directors of the Company since April 1987. He was also Chief Executive Officer of the Company from April 1987 to March 1994 and President of the Company from June 1983 to May 1990. From October 1974 to March 1983, he was President of Andover, and from January 1973 to October 1974, he was Vice President of Andover. Mr. Stephenson also serves as a Director of AAON, Inc. Mr. Stephenson has a B.S. Degree in Petroleum Engineering from the University of Oklahoma, and has approximately 37 years of oil and gas experience.

     S. CRAIG GEORGE, age 44. Mr. George has been a Director since October 1991, President of the Company since September 1995 and Chief Operating Officer of the Company since March 1994. He was also an Executive Vice President of the Company from March 1994 to September 1995 and a Senior Vice President of the Company from October 1991 to March 1994. From April 1991 to October 1991, Mr. George was Vice President of Operations and International with Santa Fe Minerals, Inc., an independent oil and gas company ("Santa Fe Minerals"). From May 1981 to March 1991, he served in various other management and executive capacities with Santa Fe Minerals and its subsidiary, Andover. From December 1974 to April 1981, Mr. George held various management and engineering positions with Amoco Production Company. He has a B.S. Degree in Mechanical Engineering from the University of Missouri-Rolla.

     JOHN T. MCNABB, II, age 52. Mr. McNabb has been a Director of the Company since October 1990. He has been Chief Executive Officer of Growth Capital Partners, Inc., an investment and advisory firm in Houston, Texas serving privately held and public middle market companies based in the Southwest, since March 1992. From June 1990 to January 1992, he was a Managing Director of Bankers Trust Company, managing commercial banking, investment banking and financial advisory activities in the Southwest for Bankers Trust Company, and head of BT Southwest, Inc., an affiliate of

Bankers Trust New York Corporation. From September 1984 to June 1990, Mr. McNabb was employed by investment affiliates of The Prudential Insurance Company of America where he provided a wide range of investment banking services and corporate finance expertise to corporate clients. Mr. McNabb also serves as a Director of Hugoton Energy Corporation and several non-public companies. He holds undergraduate and graduate (M.B.A.) degrees from Duke University.

COMPENSATION OF DIRECTORS

     Employee directors receive no additional compensation for service on the Board of Directors or any committee thereof. Non-employee directors receive an annual retainer of $12,000. Non-employee directors also automatically receive non-qualified stock options under the Vintage Petroleum, Inc. Non-Management Director Stock Option Plan (the "Director Plan"). Under the Director Plan, an initial option to purchase up to 5,000 shares of Common Stock is granted to any new non-employee director on the date of the organizational board meeting (the board meeting immediately following the annual stockholders meeting) at which he or she first serves as a member of the Board of Directors. Each non-employee director also receives annually an option to purchase 1,000 shares of Common Stock on the date of the organizational board meeting next following the date on which such director received an initial option and on the date of each succeeding organizational board meeting during the period of such director's incumbency. The option exercise price of each option granted under the Director Plan is equal to the fair market value of the Common Stock on the date of grant. A total of 30,000 shares of Common Stock are available for issuance under the Director Plan. During fiscal 1996, Messrs. Lawrence and McNabb were each granted an option to purchase 1,000 shares of Common Stock at an exercise price of $25.5625 per share. No options have been exercised under the Director Plan. All directors are reimbursed by the Company for out-of-pocket expenses incurred by them in connection with their service on the Board of Directors and any committee thereof.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During 1996, the Board of Directors held three meetings. All of the directors were present at each meeting. In addition, the Board of Directors took action three times during 1996 by unanimous written consent. The Board of Directors has a standing Audit Committee and a standing Compensation Committee.

     The Audit Committee is composed of Messrs. Lawrence and McNabb. The Audit Committee annually considers the qualifications of the independent auditor of the Company and makes recommendations to the Board of Directors on the engagement of the independent auditor. The Audit Committee also reviews (a) any transactions between the Company and its officers, directors and principal stockholders, (b) the plans for and results of audits of the Company, and (c) the results of any internal audits, compliance with any of the Company's written policies and procedures and the adequacy of the Company's system of internal accounting controls. The Audit Committee met twice during 1996. All of the members of the Audit Committee were present at each meeting.

     The Compensation Committee is composed of Messrs. Stephenson, Hille, Lawrence and McNabb. The Compensation Committee reviews the compensation of officers of the Company and makes recommendations to the Board of Directors regarding such compensation and reviews the Company's executive compensation policies and practices. During 1996, the Compensation Committee also administered the Company's 1983 Stock Option Plan and 1990 Stock Plan. The Compensation Committee met once during 1996. All of the members of the Compensation Committee were present at such meeting.

     The Company does not have a standing Nominating Committee. The Company's Charter provides that nominations of candidates for election as directors of the Company may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder entitled to vote at such meeting who complies with the advance notice procedures set forth therein. These procedures require any stockholder who intends to make a nomination for director at the meeting to deliver notice of such nomination to the Secretary of the Company not less than 45 nor more than 90 days before the meeting. The notice must contain all information about the proposed nominee as would be required to be included in a proxy statement soliciting proxies for the election of such nominee, including such nominee's written consent to serve as a director if so elected. If the Chairman of the meeting determines that a person is not nominated in accordance with the nomination procedure, such nomination will be disregarded. The Company's By-laws provide that the annual meeting of stockholders to be held each year will be on the second Tuesday in May.

                                  PROPOSAL TWO

                            APPROVAL OF AMENDMENT TO
                    RESTATED CERTIFICATE OF INCORPORATION TO
            INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The authorized capital stock of the Company presently consists of 40,000,000 shares of Common Stock, $.005 par value per share, and 5,000,000 shares of Preferred Stock, $.01 par value per share. The number of shares of Common Stock outstanding as of March 25, 1997, was 25,714,443. Allowing for the number of shares of Common Stock outstanding or reserved for future issuance, only 12,303,396 authorized shares of Common Stock remain freely available for issuance.

     The Board of Directors has determined that the number of unreserved shares of Common Stock presently available for issuance is not sufficient to provide for future contingencies and needs of the Company, such as possible future financings, stock splits, business acquisitions, business combinations, stock distributions, or other corporate purposes. The Company explores potential acquisitions on a regular basis and may issue shares of Common Stock in connection therewith. While the currently authorized shares of Common Stock are sufficient to provide for the Company's immediate needs, an increase in such authorized shares available for issuance would give the Company greater flexibility to respond to future developments and allow Common Stock to be issued without the expense and delay of a special meeting of stockholders. As of the date on which this Proxy Statement is being mailed, there are no definite proposals in place with respect to any material transaction involving the issuance of Common Stock. If there are any potential business combination transactions which require stockholder approval, such approval will be sought at the appropriate time.

     The Board of Directors has adopted a resolution setting forth a proposed amendment ("Proposed Amendment") to paragraph (a) of Article FIFTH of the Company's Restated Certificate of Incorporation that would increase the number of authorized shares of Common Stock to 80,000,000. The resolution adopted by the Board of Directors which will be presented for approval by the stockholders at the Annual Meeting is set forth below:

          RESOLVED, that, subject to the approval of the stockholders of the Company, the Restated Certificate of Incorporation of the Company be, and the same hereby is, amended by changing paragraph
     (a) of Article FIFTH so that, as amended, said paragraph (a) of Article FIFTH shall be and read in its entirety as follows:

               "FIFTH. (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is eighty-five million (85,000,000) shares consisting of eighty million (80,000,000) shares of Common Stock, having a par value of One-Half Cent ($.005) per share, and five million (5,000,000) shares of Preferred Stock, having a par value of One Cent ($.01) per share."

     The Board of Directors believes that the Proposed Amendment will provide several long-term advantages to the Company and its stockholders. The passage of the Proposed Amendment would enable the Company to declare a stock split and to pursue acquisitions or enter into transactions which the Board of Directors believes provide the potential for growth and profit. If additional authorized shares are available, transactions dependent upon the issuance of additional shares will be less likely to be undermined by delays and uncertainties occasioned by the need to obtain stockholder authorization to provide the shares necessary to consummate such transactions. The ability to issue shares, as the Board of Directors determines from time to time to be in the Company's best interests, will also permit the Company to avoid the extra expenses which would be incurred in holding special meetings of stockholders solely to approve an increase in the number of shares which the Company has the authority to issue.

     The additional authorized shares of Common Stock could also be used for such purposes as raising additional capital for the operations of the Company. There are currently no plans or arrangements relating to the issuance of any of the additional shares of Common Stock proposed to be authorized. Such shares would be available for issuance without further action by the stockholders, unless required by the Company's Restated Certificate of Incorporation or By-laws, by the rules of any stock exchange on which the Common Stock may be listed or by applicable law. Without an increase in authorized shares of Common Stock, the Company may have to rely on debt, seek alternative financing means, or forgo the investment opportunity altogether.

     In addition, the availability of authorized but unissued shares of Common Stock could, under certain circumstances, have an anti-takeover effect.
Although the Board of Directors has no present intention of doing so, the issuance of new shares of Common Stock could be used to dilute certain rights of a person seeking to obtain control of the Company should the Board of Directors consider the action of such person not to be in the best interest of the stockholders of the Company. The Company is not aware of any pending or proposed effort to obtain control of the Company or to change the Company's management.

     In the event additional shares of Common Stock are issued by the Company, existing holders of shares of Common Stock would have no preemptive rights under the Company's Restated Certificate of Incorporation or otherwise to purchase any of such shares. It is possible that shares of Common Stock may be issued at a time and under circumstances that may dilute the voting power of existing stockholders, increase or decrease earnings per share and increase or decrease the book value per share of shares presently held.

VOTE REQUIRED AND EFFECTIVE DATE

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for approval of the Proposed Amendment. If approved by the stockholders, the Proposed Amendment will become effective upon the filing of a Certificate of Amendment with the Secretary of State of Delaware amending the Company's Restated Certificate of Incorporation, which will occur as soon as reasonably practicable. No changes will be made in the respective rights and privileges pertaining to the outstanding shares of Common Stock.

     The Board of Directors recommends a vote "FOR" approval of the Proposed Amendment.

                                 PROPOSAL THREE

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP as the independent auditor of the Company for the fiscal year ending December 31, 1997. Arthur Andersen LLP has been the independent auditor of the Company since the Company's inception in 1983. A proposal will be presented at the Annual Meeting asking the stockholders to ratify the appointment of Arthur Andersen LLP as the Company's independent auditor. If the stockholders do not ratify the appointment of Arthur Andersen LLP, the Board of Directors will reconsider the appointment.

     The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the adoption of this proposal. The Board of Directors recommends a vote "FOR" the ratification of Arthur Andersen LLP as independent auditor for 1997.

     A representative of Arthur Andersen LLP will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

                           PRINCIPAL STOCKHOLDERS AND
                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information as of March 15, 1997, regarding the ownership of the Company's Common Stock by (a) all persons known by the Company to be beneficial owners of more than five percent of such stock,
(b) each director and nominee for director of the Company, (c) each of the executive officers of the Company named in the Summary Compensation Table below, and (d) all executive officers and directors of the Company as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.


                                               SHARES
                                            BENEFICIALLY       PERCENTAGE
NAME OF OWNER OR IDENTITY OF GROUP              OWNED          OF CLASS(1)
----------------------------------         ---------------     -----------
Charles C. Stephenson, Jr.(2)............  5,305,600   (3)        20.6%
Jo Bob Hille(2)..........................  2,100,000   (4)         8.2
FMR Corp.(5).............................  1,826,000   (6)         7.1
William C. Barnes........................    444,898   (7)         1.7
S. Craig George..........................    240,700   (8)          *
Robert W. Cox............................    193,628   (9)          *
William L. Abernathy.....................    177,303  (10)          *
Bryan H. Lawrence........................     28,450  (11)          *
John T. McNabb, II.......................     13,547  (11)          *
All executive officers and directors as
     a group (13 persons)................  8,739,310  (12)        33.4

--------------
  *  Represents less than 1% of the Common Stock outstanding.

(1) Shares of Common Stock which were not outstanding but which could be acquired by a person upon exercise of an option within sixty days of March 15, 1997, are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(2)  The stockholder's address is 4200 One Williams Center, Tulsa, Oklahoma
     74172.

(3) Does not include 100 shares owned by Mr. Stephenson's wife. Mrs. Stephenson has full rights of ownership over such shares, including sole voting and investment power. Mr. Stephenson disclaims beneficial ownership over such shares.

(4) Does not include 50,000 shares owned by the Jo Bob Hille and Mary Anne Hille Charitable Remainder Trust. Mr. Hille disclaims beneficial ownership over such shares.

(5) The stockholder's address is 82 Devonshire Street, Boston, Massachusetts 02109.

(6) As of December 31, 1996, (a) FMR Corp. had sole dispositive power with respect to all of these shares and sole voting power with respect to 60,800 of these shares, (b) Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail P. Johnson, a Director of FMR Corp., each had sole dispositive power with respect to all of these shares, and (c) these shares represent
     (i) 1,765,200 shares beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., as a result of acting as investment adviser to various investment companies, and (ii) 60,800 shares beneficially owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., as a result of serving as investment manager of certain institutional accounts. Information relating to the stockholder is based on the stockholder's Schedule 13G dated February 14, 1997.

(7) Includes 100,000 shares subject to stock options which are currently exercisable at an average exercise price of $15.00 per share, and 898 shares held by the Vintage Petroleum, Inc. 401(k) Plan (the "401(k) Plan") and allocated to the account of Mr. Barnes.

(8) Includes 150,000 shares subject to stock options which are currently exercisable at an average exercise price of $13.96 per share, and 2,700 shares held by the 401(k) Plan and allocated to the account of Mr. George.

(9) Includes 43,504 shares subject to stock options which are currently exercisable at an average exercise price of $13.82 per share, and 2,628 shares held by the 401(k) Plan and allocated to the account of Mr. Cox.

(10) Includes 42,277 shares subject to stock options which are currently exercisable at an average exercise price of $18.13 per share, and 2,403 shares held by the 401(k) Plan and allocated to the account of Mr. Abernathy.

(11) Includes 8,000 shares subject to stock options which are currently exercisable or exercisable within sixty days of March 15, 1997, at an average exercise price of $21.36 per share.

(12) Includes 445,351 shares subject to stock options which are currently exercisable or exercisable within sixty days of March 15, 1997, at an average exercise price of $15.60 per share, and 13,623 shares held by the 401(k) Plan and allocated to the accounts of such individuals.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information with respect to the compensation of the Company's Chairman of the Board of Directors, the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers, based on salary and bonus earned during fiscal 1996, for services in all capacities to the Company and its subsidiaries during each of the Company's last three fiscal years.

                                                                                     LONG-TERM COMPENSATION
                                                                              -----------------------------------
                                             ANNUAL COMPENSATION                       AWARDS            PAYOUTS
                                      ---------------------------------       -----------------------  ----------
                                                                                           SECURITIES
                                                                            RESTRICTED     UNDERLYING    LONG-TERM
                                                           OTHER ANNUAL       STOCK         OPTIONS/     INCENTIVE    ALL OTHER
       NAME AND                      SALARY      BONUS     COMPENSATION      AWARD(S)         SARS        PAYOUTS    COMPENSATION
   PRINCIPAL POSITION         YEAR     ($)        ($)        ($)(1)            ($)           (#)(2)         ($)         ($)(3)
-------------------------     ----   ------      -----     ------------     ----------     ----------    ---------   ------------
Charles C. Stephenson, Jr.,   1996   40,000(4)    -0-          -0-             -0-             -0-           -0-          -0-
  Chairman of the Board of    1995   40,000(4)    -0-          -0-             -0-             -0-           -0-          -0-
  Directors                   1994   10,000(4)    -0-          -0-             -0-             -0-           -0-          -0-

Jo Bob Hille,                 1996  150,000       -0-          -0-             -0-             -0-           -0-           -0-
  Vice Chairman of the Board  1995  150,000       -0-          -0-             -0-             -0-           -0-           -0-
  of Directors and Chief      1994  150,000       -0-          -0-             -0-             -0-           -0-           -0-
  Executive Officer

S. Craig George,              1996  183,000       -0-          -0-             -0-          30,000           -0-         4,750
  President and Chief         1995  167,917       -0-          -0-             -0-          60,000           -0-         4,620
  Operating Officer           1994  158,000       -0-          -0-             -0-          40,000           -0-         4,620

William C. Barnes,            1996  173,000       -0-          -0-             -0-          40,000           -0-         4,750
  Executive Vice President    1995  165,000       -0-          -0-             -0-             -0-           -0-         4,620
  and Chief Financial         1994  158,000       -0-          -0-             -0-          40,000           -0-         4,620
  Officer

Robert W. Cox,                1996  160,000       -0-          -0-             -0-          15,000           -0-         4,750
  Vice President-             1995  155,000       -0-          -0-             -0-             -0-           -0-         4,620
  General Counsel             1994  149,000       -0-          -0-             -0-          15,000           -0-         4,470

William L. Abernathy,         1996  137,000       -0-          -0-             -0-          35,000           -0-         4,107
  Senior Vice President-      1995  130,000       -0-          -0-             -0-             -0-           -0-         3,900
  Acquisitions                1994  122,000       -0-          -0-             -0-          40,000           -0-         3,660

---------------

(1) Does not include the value of perquisites and other personal benefits because the aggregate amount of such compensation, if any, does not exceed the lesser of $50,000 or 10 percent of the total amount of annual salary and bonus for any named individual.

(2)  Consists solely of options to acquire shares of Common Stock.

(3)  Represents Company contributions to the 401(k) Plan.

(4) Mr. Stephenson is entitled to receive an annual base salary of $100,000 pursuant to his employment agreement with the Company. He has waived his right to receive the unpaid portion of his base salary for 1996, 1995 and 1994. It is anticipated that the full amount due under his employment agreement will not be paid during 1997.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information with respect to options granted to the named executive officers of the Company during fiscal 1996. The Company has never granted any stock appreciation rights.


                                  INDIVIDUAL GRANTS
-------------------------------------------------------------------------------------
                                NUMBER OF     % OF TOTAL
                                SECURITIES     OPTIONS/                                 POTENTIAL REALIZABLE VALUE
                                UNDERLYING       SARS                                     AT ASSUMED ANNUAL RATES
                                 OPTIONS/     GRANTED TO                                OF STOCK PRICE APPRECIATION
                                   SARS       EMPLOYEES   EXERCISE OR                       FOR OPTION TERM(3)
                                 GRANTED      IN FISCAL   BASE PRICE       EXPIRATION  -----------------------------
            NAME                 (#)(1)         YEAR       ($/SH)(2)          DATE           5%($)          10%($)
----------------------------      ------      ----------  -----------      ----------       -------       ---------
Charles C. Stephenson, Jr.          -0-           -0-         -0-              -0-            -0-             -0-
Jo Bob Hille                        -0-           -0-         -0-              -0-            -0-             -0-
S. Craig George                   30,000(4)          9.6       19.375         3/14/06       365,545         926,363
William C. Barnes                 40,000(4)         12.8       19.375         3/14/06       487,393       1,235,150
Robert W. Cox                     15,000(4)          4.8       19.375         3/14/06       182,773         463,181
William L. Abernathy              35,000(4)         11.2       19.375         3/14/06       426,469       1,080,757

-----------------------------

(1) Consists solely of options to acquire shares of Common Stock. The options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. The exercise price of the options is equal to the fair market value of the Common Stock on the date of grant. Under the terms of the Company's 1990 Stock Plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of the options and to reprice the options. In the event of a Change in Control, as defined in the Company's 1990 Stock Plan, the options become fully exercisable immediately.

(2) The exercise price of the options is equal to the fair market value of the Common Stock on the date of grant.

(3) Potential realizable value illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their term (ten years from the date of grant), assuming that the Common Stock appreciates in value from the date of grant to the end of the option term at rates of 5% and 10%, respectively, compounded annually.

(4) These options become exercisable in increments over a three-year period from March 15, 1996, the date of grant. The option exercise price may be paid in cash, by delivery of already-owned shares, or a combination thereof, or, at the discretion of the Compensation Committee, by a promissory note. Tax withholding obligations, if any, related to exercise may be paid by offset of the underlying shares, subject to certain conditions.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FY-END OPTION/SAR VALUES

     The following table sets forth certain information with respect to options exercised by the named executive officers of the Company during fiscal 1996, and the number and value of unexercised options held by such executive officers at the end of the fiscal year. The Company has never granted any stock appreciation rights.



                                                                                       VALUE OF UNEXERCISED
                               SHARES                      NUMBER OF SECURITIES            IN-THE-MONEY
                              ACQUIRED                    UNDERLYING UNEXERCISED      OPTIONS/SARS AT FY-END
                                 ON        VALUE        OPTIONS/SARS AT FY-END(#)            ($)(1)(2)
                              EXERCISE    REALIZED      -------------------------     ------------------------
            NAME                 (#)       ($)(1)       EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------  ---------    -------      -----------  -------------  -----------  -------------
Charles C. Stephenson, Jr.        -0-        -0-             -0-           -0-           -0-          -0-
Jo Bob Hille                      -0-        -0-             -0-           -0-           -0-          -0-
S. Craig George                   -0-        -0-           165,106       141,894      3,499,535     2,321,695
William C. Barnes                 -0-        -0-           116,666        91,802      2,424,981     1,651,357
Robert W. Cox                     -0-        -0-            68,783        35,517      1,672,004       583,466
William L. Abernathy             50,000    546,250          44,483        80,517        728,409     1,329,716

---------------

(1) Market value of the underlying securities at exercise date or fiscal year-end, as the case may be, minus the option exercise price.

(2) The closing price for the Common Stock on the New York Stock Exchange on December 31, 1996, the last trading day of the fiscal year, was $34.50.


EMPLOYMENT AGREEMENTS AND CHANGE
IN CONTROL ARRANGEMENTS

     The Company has employment agreements with two of the named executive officers of the Company.

     On January 7, 1987, the Company entered into employment agreements with Messrs. Stephenson and Hille, now Chairman of the Board and Vice Chairman of the Board and Chief Executive Officer of the Company, respectively. Each agreement provides for (a) an annual base salary of $100,000, subject to review and adjustment (upwards only) by the Board of Directors, and (b) such other compensation and benefits as determined by the Board of Directors. The initial term of each agreement extended through December 31, 1991, and each agreement is automatically extended for additional periods of one year each until terminated by either the employee or the Company. Each agreement further provides that in the event of termination of the employee's employment prior to expiration of the term of such agreement (a) by the Company for any reason other than death, disability, cause or the employee's material breach of such agreement, or (b) by the employee as a result of a material breach of such agreement by the Company, the employee will be entitled to receive his base salary and other compensation and benefits to which he is entitled for the balance of such term.

     All outstanding awards under the Vintage Petroleum, Inc. 1990 Stock Plan, regardless of any limitations or restrictions, become fully exercisable and free of all restrictions, in the event of a Change in Control of the Company, as defined in such Plan. In such event, with certain exceptions, participants will receive cash payments equal to the value of their outstanding awards based on the "change of control price" as defined in such Plan.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors administers the Company's executive compensation program. During 1996, the Committee was comprised of the two outside directors of the Company (Messrs. Lawrence and McNabb), the Chairman of the Board of Directors of the Company (Mr. Stephenson) and the Vice Chairman of the Board of Directors and Chief Executive Officer of the Company (Mr. Hille). All decisions of the Committee relating to the compensation of the executive officers of the Company are reviewed by the full Board of Directors, except for decisions about options or awards under the Company's 1983 Stock Option Plan and 1990 Stock Plan, which were made solely by the Committee during 1996 in order for the grants or awards under such plans to satisfy Rule 16b-3 under the Securities Exchange Act of 1934. Members of the Committee are not eligible to receive options or awards under such Plans.

     Overall Executive Compensation Policy. The overall policy of the Company's executive compensation program is to attract, retain and reward executives who are capable of leading the Company in achieving its business objectives and strategies in a highly competitive industry. The executive compensation program basically consists of two elements: salary and stock options.

     A 1993 amendment to the Internal Revenue Code of 1986, as amended, provides that no publicly-held company shall be permitted to deduct from its income taxes compensation exceeding $1 million paid to its chief executive officer or any of its four other highest paid executive officers unless (a) the compensation is payable solely on account of the attainment of performance goals, (b) the performance goals are determined by a compensation committee of two or more outside directors, (c) the material terms under which the compensation is paid are disclosed to and approved by the stockholders, and (d) the compensation committee certifies that the performance goals were met. Neither the Committee nor the Company expects this amendment to have an impact, or result in the loss of a material deduction, with respect to compensation paid to such executive officers, including stock options granted to such executive officers.

     Salary. The Committee reviews each executive officer's salary annually. The employment agreements of certain executive officers of the Company set certain minimum salary levels for such officers. The Committee believes there is necessarily some subjectivity in setting the salaries of the Company's executive officers and does not follow specific objective performance criteria when setting such salaries. In determining appropriate salary levels for 1996, the Committee primarily considered the individual's past performance, the past performance of the Company and the individual's contribution to that performance. The Committee also considered the executive's level and scope of responsibility, experience, internal equity of the Company's executive compensation program, and the compensation practices of other companies in the oil and gas industry for executives of similar responsibility.

     Stock Options. The Committee relies heavily upon stock options to compensate the executive officers of the Company. The Committee believes that stock options encourage and reward effective management that results in long-term corporate financial success, as measured by stock price appreciation. Options granted by the Committee are generally not exercisable until after three years from the date of grant. In addition, the exercise price of options granted by the Committee equals the fair market value of the Common Stock on the date of grant. The Committee believes that granting options in this manner aligns the interests of the Company's executives with those of the Company's stockholders since the value of an option bears a direct relationship to the Company's stock price.

     Options granted to executive officers during 1996 were based on the subjective evaluation of the executive's ability to influence the Company's long-term growth and profitability and to reward outstanding past individual performance and contributions to the Company.

     Chairman and CEO Compensation. Mr. Stephenson, who served as Chairman of the Board of Directors of the Company during 1996, is entitled to receive an annual base salary of $100,000 pursuant to his Employment Agreement with the Company dated January 7, 1987, as described above. Mr. Stephenson, however, elected to receive only $40,000 of his base salary for 1996, and waived his right to receive the unpaid portion of his base salary for 1996. Mr. Stephenson received no other compensation for 1996. Despite electing to receive minimal compensation for his efforts, Mr. Stephenson, as the Company's largest single stockholder, has strong incentive to create value for stockholders.

     Mr. Hille, who served as Chief Executive Officer of the Company during 1996, is entitled to receive a minimum annual base salary of $100,000 pursuant to his Employment Agreement with the Company dated January 7, 1987, as described above. Mr. Hille's base salary is set in the same manner utilized by the Committee when setting the salaries of the Company's other executive officers as discussed above. Mr. Hille received no other compensation for 1996. Mr. Hille, as one of the Company's largest stockholders, also has strong incentive to create value for stockholders.

                         Compensation Committee
                         ----------------------

                         Charles C. Stephenson, Jr.
                         Jo Bob Hille
                         Bryan H. Lawrence
                         John T. McNabb, II

     The Report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1996, the following executive officers of the Company were members of the Compensation Committee and participated in deliberations concerning executive officer compensation: Charles C. Stephenson, Jr. and Jo Bob Hille. The other two members of the Compensation Committee during 1996 were the two outside directors of the Company, Bryan H. Lawrence and John T. McNabb, II.

     Mr. Stephenson is a director of Growth Capital Partners, Inc. and GCP Securities, Inc. Mr. McNabb is an executive officer of these entities.

     During 1996, the Company acquired interests in certain oil and gas properties from Sands Reserve Company ("Sands") for a cash purchase price of approximately $666,000, in the aggregate. The majority stockholder of Sands is Steven C. Stephenson, son of Mr. Stephenson. Mr. Stephenson is a director and stockholder of Sands. Management believes that the amount paid to purchase such interests is comparable to the amount which would have been paid to an unrelated seller.

     Dillon Read acted as a Managing Underwriter of the Company's concurrent public offerings of 1,500,000 shares of Common Stock and $100,000,000 of 8% Senior Subordinated Notes Due 2009 of the Company which were consummated on February 5, 1997, and received certain fees from the Company for its services. Mr. Lawrence is a Managing Director of Dillon Read.

PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock during the period commencing January 1, 1992, and ending on December 31, 1996, with the cumulative total return on the S&P 500 Index and an index of peer companies (weighted by market capitalization) selected by the Company. Companies in the peer group are as follows: Apache Corporation, Barrett Resources Corporation, Cabot Oil & Gas Corporation, Cross Timbers Oil Company, Devon Energy Corporation, Forest Oil Corporation, The Louisiana Land and Exploration Corporation, Noble Affiliates, Inc., Nuevo Energy Company, Oryx Energy Company, Parker & Parsley Petroleum Company, Pogo Producing Company, Santa Fe Energy Resources, Inc., Seagull Energy Corporation, Snyder Oil Corporation and United Meridian Corporation. The comparison assumes

$100 was invested on December 31, 1991, in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                       [PERFORMANCE GRAPH APPEARS HERE]

                    1991    1992     1993     1994     1995     1996

        Vintage     $100    $193     $280     $262     $350     $540
        S&P 500     $100    $108     $118     $120     $165     $203
        Peer Group  $100    $110     $137     $123     $147     $221

     The above performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.


                              CERTAIN TRANSACTIONS

     Dillon Read acted as a Managing Underwriter of the Company's concurrent public offerings of 1,500,000 shares of Common Stock and $100,000,000 of 8% Senior Subordinated Notes Due 2009 of the Company which were consummated on February 5, 1997, and received certain fees from the Company for its services. Bryan H. Lawrence, a Managing Director of Dillon Read, is a director of the Company.

     During 1996, the Company acquired interests in certain oil and gas properties from Sands for a cash purchase price of approximately $666,000, in the aggregate. The majority stockholder of Sands is Steven C. Stephenson, son of Charles C. Stephenson, Jr., Chairman of the Board of the Company. Charles C.

Stephenson, Jr. is a director and stockholder of Sands. Management believes that the amount paid to purchase such interests is comparable to the amount which would have been paid to an unrelated seller.

     Since January 1, 1996, certain executive officers of the Company have been indebted to the Company in amounts in excess of $60,000 under various notes.
The following table sets forth, as to the persons shown, the largest amounts of their indebtedness outstanding during such period and the interest rates, maturity dates and the outstanding balances of such indebtedness as of March 25, 1997:


                                LARGEST                        RANGE OF         OUTSTANDING
                               AMOUNT OF       INTEREST        MATURITY          BALANCE AT
          NAME                INDEBTEDNESS       RATE       DATES OF NOTES     MARCH 25, 1997
---------------------------   ------------     ---------  -------------------  --------------
S. Craig George(1).........     $  702,473        (2)     7/3/97 to 8/11/97      $  702,473
William C. Barnes(1).......        916,508        (2)    5/11/97 to 12/30/98        858,393
Robert W. Cox(1)...........        791,498        (2)    7/21/97 to 8/12/97         383,378
William L. Abernathy(1)....      1,106,220        (2)     4/7/97 to 7/10/98       1,106,220
William E. Dozier(1).......        206,250        (2)          7/27/97              206,250
Michael F. Meimerstorf(1)..        348,784        (2)     5/12/97 to 2/22/98        348,784
Barry D. Quackenbush(1)....        229,464        (2)          10/9/98              229,464

------------

(1) This indebtedness was incurred to fund the purchase of shares of Common Stock upon exercise of options under the Company's Stock Option Plans and is secured by shares of Common Stock.

(2)  This indebtedness bears interest at Mellon Bank, N.A. prime rate.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of the Common Stock, to report their initial ownership of the Common Stock and any subsequent changes in that ownership to the SEC and the New York Stock Exchange, and to furnish the Company with a copy of each such report. SEC regulations impose specific due dates for such reports, and the Company is required to disclose in this Proxy Statement any failure to file by these dates during and with respect to fiscal 1996.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during and with respect to fiscal 1996, all Section 16(a) filing requirements applicable to its officers, directors and more than ten percent stockholders were complied with.

                                 OTHER MATTERS

MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

     The Board of Directors knows of no matters other than those described in this Proxy Statement which will be brought before the Annual Meeting for a vote of the stockholders. If any other matter properly comes before the Annual Meeting for a stockholder's vote, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment. The Company's By-laws require that for business to be properly brought before a meeting of stockholders by a stockholder, notice must be received by the Secretary of the Company not less than 45 nor more than 90 days before the meeting. The notice must contain a brief description of the business proposed to be brought before the meeting.

PROPOSALS OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received at the principal executive offices of the Company, 4200 One Williams Center, Tulsa, Oklahoma 74172, on or before December 1, 1997, to be considered for inclusion in the Company's proxy statement and accompanying proxy for that meeting.

ANNUAL REPORT

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS UPON WRITTEN REQUEST TO: WILLIAM C. BARNES, SECRETARY, VINTAGE PETROLEUM, INC., 4200 ONE WILLIAMS CENTER, TULSA, OKLAHOMA 74172.

                                    By Order of the Board of Directors,



                                    William C. Barnes
                                    Secretary

March 31, 1997
Tulsa, Oklahoma

   [LOGO]


                            VINTAGE PETROLEUM, INC.


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 13, 1997

    The undersigned hereby appoints Charles C. Stephenson, Jr., Jo Bob Hille and William C. Barnes, and each of them, with full power of substitution, as proxies to represent and vote all of the shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Vintage Petroleum, Inc. to be held on the 13th day of May, 1997, at 10:00 a.m., local time, in the Green Room on the 9th Floor, Bank of Oklahoma Tower, One Williams Center, Tulsa, Oklahoma, and at any and all adjournments thereof, on all matters coming before said meeting.


             PLEASE MARK, SIGN AND DATE THE PROXY ON THE OTHER SIDE
        AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                           (continued on other side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED        Please mark
IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER.      your votes as
IF NO DIRECTION IS MADE, THIS PROXY WILL BE            indicated in     [X]
VOTED FOR PROPOSALS 1, 2 AND 3.                        this example


1. ELECTION OF DIRECTOR.

   Nominee: William C. Barnes

          [_] FOR the nominee.    [_] WITHHOLD AUTHORITY to
                                      vote for the nominee.

2. APPROVAL OF AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 40,000,000 TO 80,000,000.

           [_] FOR           [_] AGAINST           [_] ABSTAIN

3. RATIFICATION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITOR OF THE COMPANY FOR 1997.

           [_] FOR           [_] AGAINST           [_] ABSTAIN

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND AT ANY AND ALL ADJOURNMENTS THEREOF.


                                        ----------------------------------------
                                                        Signature


                                        ----------------------------------------
                                              Signature if held jointly

                                        Dated:                           , 1997
                                              ---------------------------

                                        Please sign exactly as name appears
                                        herein, date and return promptly. When
                                        shares are held by joint tenants, both
                                        must sign. When signing as attorney,
                                        executor, administrator, trustee or
                                        guardian, please give full title as
                                        such. If a corporation, please sign in
                                        full corporate name by duly authorized
                                        officer and give title of officer. If a
                                        partnership, please sign in partnership
                                        name by authorized person and give title or capacity of person signing.